Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 23, 2015, (this “Agreement”), is made and entered into by and among Pro Star Freight Systems Inc. and Pro Star Truck Center Inc. (collectively, the “Company”), Prostar Holdings Trust (the “Seller”) and Hydrophi Technologies Group, Inc., a Florida corporation (“Buyer”).

P R E M I S E S:

WHEREAS, the Buyer is engaged in the business of providing new clean energy technologies (such business as conducted by the Buyer being hereinafter referred to as the “Business”);

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding stock of the Company (the “Stock”); and

WHEREAS, Buyer wishes to purchase all of the Stock from Seller and Seller wishes to sell all of the Stock to Buyer, all pursuant to the terms, conditions, limitations and exclusions contained herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1

Defined Terms.  The following terms shall have the following meanings in this Agreement:

“Affiliate” means, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person within the first degree of consanguinity, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

“Assets” means the interest of the Buyer in all the tangible and intangible assets owned by or leased or licensed to the Buyer on the Closing Date.

“Audit” means any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Business Day” means any day other than any Saturday or Sunday or any other day on which banks located in New York, New York generally are closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article VIII hereof.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof.

“Confidential Information” shall mean (a) all of the Seller’s technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure, or which has not entered the public domain and (b) the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Consents” means the consents of third parties necessary or advisable to consummate the transactions contemplated hereby, as more particularly set forth in Section 3.9.

“Contract” means any material agreement, written or oral (including any amendments and other modifications thereto), to which the Buyer is a party or is bound.

“Encumbrance” means any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever.

“Equity Conditions” means (i) the Buyer is current in its periodic reporting with the Securities and Exchange Commission, (ii) the Common Stock is DWAC eligible, (iii) the Common Stock remains trading on the same, or similar trading market, on which it is trading on the Closing Date, (iv) there is not then an existing declared event of default under any Exhibit D Note (as defined herein) and (v) the Common Stock has traded with an average daily trading volume of no less than $10,000 of shares per day over the prior twenty Trading Days.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) federal, state, local or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, arbitration, mediation or taxing authority or power of any nature; or (d) official of any of the foregoing.

“Hazardous Substances” shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including, without limitation, (a) any “hazardous substance,” “pollutants,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302, each as of the date of this Agreement; (b) any substance that is, as of the date of this Agreement, designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (c) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”) as of the date of this agreement; (d) substances containing petroleum, as that term is defined in Section 9001(8) of RCRA, as of the date of this Agreement; (e) toxic pollutant that is listed, as of the date of this Agreement, under Section 307(a) of FWPCA; (f) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412) as of the date of this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.10.

“Knowledge” shall mean the actual knowledge of the party to whom such knowledge is imputed or the knowledge of the party after reasonable due inquiry and investigation, including inquiry of any employees of the Buyer that have responsibility for such matter.  For the purposes of this definition, any applicable party shall be deemed to have knowledge of information in documents that are or have been in his possession (including in electronic format).

“Law” means any law, rule or regulation of any federal, state or local governmental authority having jurisdiction over the Buyer and in effect and applicable to the Buyer as of the date of this Agreement.

“Licenses” means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to the Buyer or used in the operation of its business, all of which are listed on Schedule 3.5 hereto, with any additions thereto between the date hereof and the Closing Date.

“Material Adverse Effect” shall mean a material adverse effect on the business, Assets, liabilities, financial condition, or results of operations of the Buyer, taken as a whole.

“Operating Hydro” shall mean HydroPhi Technologies, Inc.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Property” means all of the interest of the Buyer in all machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible personal property which are owned by or leased to the Buyer, or otherwise used or possessed by the Buyer, together with any additions or deletions thereto expressly permitted by Seller or this Agreement between the date hereof and the Closing Date.

“Real Property” means all of the Buyer’s owned or occupied real property, leasehold interests, easements, real estate licenses, rights to access and rights-of-way, all of which are identified in Schedule 3.6 hereto, together with any additions or deletions thereto expressly permitted by Seller or this Agreement between the date hereof and the Closing Date.

“Related Document” shall mean any document attached as an exhibit hereto or required of the Seller or Buyer as a condition to closing under Articles VII and VIII hereof.

“Release” shall mean any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, including the definitions given to any of such terms under CERCLA or any other environmental Law.

“Securities” shall mean, collectively, Unit One and the Goldenshare.

“Subsidiary” shall mean, with respect to the Buyer, HydroPhi Technologies, Inc. and HydroPhi Technologies Europe S.A.

“Tax” shall mean any federal, territorial, state, county, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, in effect as of the date of this Agreement, however denominated, imposed by any Tax Authority, including, without limitation, the Commonwealth of Puerto Rico, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax payable in respect thereof.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Tax Authority” shall mean the Internal Revenue Services (“IRS”) and any other federal, territorial, state, local or foreign authority responsible for the administration and/or collection of any Taxes.

“Tax Laws” shall mean the Code, and any other federal, state, county, local or foreign laws related to any Tax, as well as any regulations, administrative pronouncements, rules or requirements pursuant thereto, each as in effect and applicable to the warranting party as of the date of this Agreement.

“Tax Returns” shall mean reports, estimates, declarations of estimated tax, information statements and returns, including information returns or reports with respect to backup withholding and other payments to third parties, relating to or required to be filed with any Tax Authority by any Tax Law in connection with any Taxes.

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1

Purchase and Sale of Stock.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Stock, free and clear of any Encumbrance.  At the Closing, the Seller shall deliver to Buyer the Stock, along with appropriate transfer instruments executed by the Seller.

2.2

Purchase Price.  The Purchase Price shall be an amount equal to $27,000,000 (equal to the approximate gross revenue for the fiscal year ended December 31, 2014) (the “Purchase Price”).  The Purchase Price shall be payable at the Closing as follows:

(a)

Cash.  On the Closing Date, Buyer will pay to the Seller an aggregate amount in cash equal to One Hundred and Fifty Thousand Dollars ($150,000) (the “Closing Date Cash Payment”).  At such time as is mutually agreed to between Seller and Magna Management LLC and/or its designates (the “Investor”), but in no event later than the fifth (5) calendar day following the Closing Date, Buyer will pay to the Seller an additional aggregate amount in cash equal to One Hundred and Fifty Seven Thousand Five Hundred Dollars ($157,500).  By the third Business Day following the Closing upon which the Buyer files financial statements audited in accordance with GAAP with the Commission (as defined hereafter) (the “Filing Date”), Buyer will pay to the Seller an aggregate amount in cash equal to Three Hundred and Fifty Thousand Dollars ($350,000).  On the one week anniversary of the Filing Date, and on each seven Trading Day anniversary thereafter until the aggregate cash paid to Seller pursuant to this Section 2.2(a) totals One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “Section 2.2 Limit”, and each such date, a “Payment Date”), Buyer shall pay to Seller; provided, however, that the Equity Conditions are satisfied as of such Payment Date, an amount equal to the lesser of (1) $100,000 and (2) the product of (A) [seven (7) multiplied by the average daily trading volume of the Common Stock over the prior seven (7) Trading Day period] multiplied by (B) [a fraction, the numerator of which is the aggregate actual cash proceeds received by Investor as a result of the sale of Common Stock from the Closing Date through such applicable Payment Date, and the denominator of which is $2,000,000].  Should such formula yield an amount less than $50,000 for a particular Payment Date, and criteria (i)-(iv) in the definition of “Equity Conditions” are then satisfied, Buyer shall have the option to borrow from Investor an additional amount, subject to the Section 2.2 Limit, which such note shall be in the form attached hereto as Exhibit D, except that beginning on the seven month anniversary of the issuance of any such note, and on each monthly anniversary thereafter, 1/6th of such note shall amortize by being converted into Common Stock, except that if on any such amortization date the Equity Conditions are not satisfied, then Buyer has to make such amortization payment in cash by paying Investor 112.5% of such particular monthly amortization amount.  All amounts payable pursuant to this Section 2.2(a) shall be (i) made by wire transfer of immediately available funds to an account(s) designated by Seller and (ii) funded by Investor within the time frame set forth herein, in return for which the Buyer shall issue to Investor a convertible promissory note in the form of Exhibit D (each such note, an “Exhibit D Note”), except as set forth in the prior sentence.

(b)

Subsidiary Cash.  In addition to the cash payable pursuant to Section 2.2(a) above, on the Closing Date, Buyer will pay to the Seller an aggregate amount in cash equal to Ninety Thousand Dollars ($90,000), Sixty Seven Thousand Five Hundred Dollars ($67,500) of which shall be deposited by Seller into the operating account of Operating Hydro to be used for working capital and general corporate purposes of Operating Hydro.  On each of the next five monthly anniversaries of the Closing Date, Investor shall pay to Buyer Twenty Two Thousand Five Hundred Dollars ($22,500).  Within [ ] calendar days following the Closing Date, Buyer will pay to the Seller an additional aggregate amount in cash equal to Sixty Thousand Dollars ($60,000), which shall be deposited by Seller into the operating account of Operating Hydro to be used for working capital and general corporate purposes of Operating Hydro.  All amounts payable pursuant to this Section 2.2(b) shall be

(i) made by wire transfer of immediately available funds to an account(s) designated by Seller and (ii) funded by Investor, in return for which the Buyer shall issue to Investor a convertible promissory note in the form of Exhibit E.

(c)

Promissory Note.  Buyer will deliver one or more senior secured promissory notes to Seller in the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), each substantially in the form attached as Exhibit A hereto (the “Promissory Notes”).  The Promissory Notes, in the aggregate, will be convertible into 4.9% of the issued and outstanding capital stock of Buyer on a fully-diluted basis, will be convertible into shares of Common Stock beginning on the six month anniversary of the date of its issuance, and will be a senior secured obligation of the Buyer.

(d)

Equity.  Buyer will issue a unit of its Series A Convertible Preferred Stock of Buyer (“Preferred Stock”).  The unit of Preferred Stock (“Unit One”) will be issued to the Seller, and be convertible into 80% of the issued and outstanding common stock of Buyer on a fully-diluted basis, and will be convertible into shares of common stock, par value $0.0001 per share, of the Buyer (the “Common Stock”), beginning on the six month anniversary of the date of its issuance.  In addition, Seller shall receive a goldenshare warrant (“Goldenshare”), which will be exercisable for that number of shares of Common Stock required to insure that Unit One and the Promissory Notes shall always be convertible into an aggregate of 84.9% of the then fully-diluted issued and outstanding capital stock of Buyer.  Unit One and the Goldenshare shall bear such restrictive legends as are required under applicable Law.

2.3

Purchase Price Allocation; Withholding.  Buyer and Seller agree to the allocation of the Purchase Price (including as appropriate any assumed liabilities) among the assets of Seller as set forth on Schedule 2.3 hereof, which is prepared in accordance with Section 1060 of the Code and applicable regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate).  The parties shall report for all Tax Law purposes and file all Tax Returns (including but not limited to IRS Form 8594) in a manner consistent with such allocation and shall take no Tax position inconsistent or contrary thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Seller as follows:

3.1

No Violation; Authorization.  The execution and delivery of this Agreement and each Related Document does not, and the consummation by the Buyer of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof by Buyer will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 3.9 and shareholder consent of the Buyer to increase the number of authorized shares of common stock of the Buyer), (i) to the Buyer’s Knowledge, conflict with, or result in any violation of, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject; (ii) conflict with, or result in any violation of, any provision of Buyer’s organizational documents; or (iii) result in any violation of or default on the part of the Buyer (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind under any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Buyer is a party or by which any of the Buyer’s respective properties or assets are bound.  The execution, delivery and performance of this Agreement and the Related Documents to which Buyer is or is to become a party have been duly and validly authorized by all necessary corporate action on the part of Buyer.

3.2

Due Organization; Subsidiaries.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has full corporate power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Assets that it currently owns, leases or operates and to conduct the Business as it is now being conducted.  Buyer is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its Assets, or the conduct of the Business, requires such qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect.  Schedule 3.2 sets forth each state or other jurisdiction in which the Buyer is licensed or qualified to do business.  The Buyer has delivered to Seller an accurate and complete copy of the organizational documents of Buyer, and each agreement, trust, proxy or other arrangement among the stockholders or directors of the Buyer, and each other agreement or document affecting any ownership rights or interests, or any management rights or economic rights, of the Buyer, or any rights to share in the profits of or to receive distributions or the return of capital from the Buyer, along with an accurate and complete copy of the contents of the minute book of the Buyer.  HydroPhi Technologies, Inc. and HydroPhi Technologies Europe S.A are the only Subsidiaries of Buyer, and Buyer is not a stockholder, partner, joint venturer or other equity owner of any entity.

3.3

Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by Seller and receipt of shareholder authorization to increase the number of authorized shares of common stock of the Buyer, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by the Buyer and constitute the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4

Capitalization.  The capitalization, including debt and equity, of the Buyer is accurately and completely described in the Financial Statements attached hereto as Schedule 3.4. The Securities are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities, ownership interests or rights in the Buyer.  Except as set forth on Schedule 3.4, there are no outstanding subscriptions, options, convertible or exchangeable securities, preemptive rights, warrants, calls or agreements relating to the issuance or transfer of the Securities.  All ownership interests or rights in the Buyer, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Buyer, reacquired or cancelled in compliance) with all applicable Laws, including securities Laws.  Except as set forth in the organizational documents of the Buyer, to Buyer’s Knowledge there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting rights, control, rights to share in profits and losses, rights to receive dividends or the return of capital.  Except as set forth in the organizational documents of the Buyer and applicable Laws, there are no restrictions affecting the transferability of the Securities.

3.5

Licenses.  Schedule 3.5 hereto contains a true and complete list of all of the Licenses, including any non-assignable licenses, permits and other governmental authorizations (which shall be denoted as non-assignable).  Except as set forth on Schedule 3.5, the Licenses comprise all of the licenses, permits and other authorizations necessary from any governmental agency to conduct the Business, and none of the foregoing are subject to any restriction or condition which would materially limit the operation of the Business as presently operated.  All Licenses are validly issued, and the applications therefor are complete and accurate and did not omit to state any facts necessary in order to make the statements therein not misleading.  The Licenses are in full force and effect, and, to the Knowledge of Buyer, the conduct of the Business is in full accordance therewith.  All fees and other charges relating to the Licenses which were due on or prior to the Closing Date have been paid in full.

3.6

Real Property.  Schedule 3.6 hereto sets forth an accurate and complete list of all the Real Property of the Buyer (including, in the case of leases, name of lessor, expiration date and monthly rent).  The Buyer is not a lessor of any Real Property.  Each of the leases in connection with the Real Property is in full force and effect, and the Buyer has delivered to Seller accurate and complete copies of each such lease.  Except as set forth on Schedule 3.6, there are no parties in possession of all or any portion of the Real Property other than the Buyer, whether as lessees, tenants at will, trespassers or otherwise.  To the Knowledge of Buyer, no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner, nor does the current use of the Real Property and all parts thereof as aforesaid violate any restrictive covenants of record affecting the Real Property.  To the Knowledge of Seller, all necessary licenses, permits and authorizations required by any governmental authority with respect to the Real Property have been obtained, have been validly issued and are in full force and effect.  The Buyer is not, and to the Knowledge of Buyer, no other party is, in default under any lease or other instrument of conveyance.  All leasehold interests (including the improvements thereon) are available for immediate use in the conduct and operation of the Business.  Other than as set forth in Schedule 3.6, there is no Real Property that is owned by, used by, leased by or otherwise occupied by the Buyer.

3.7

Title to and Condition of Personal Property.  Schedule 3.7 hereto contains a list of the items of Personal Property that comprise all Personal Property with a value in excess of $10,000 used in connection with the Business as of a recent date indicated on such schedule.  The Buyer owns and has good and marketable title to all Personal Property free and clear of any Encumbrance, except for Encumbrances that shall be discharged or removed by the Buyer prior to or at Closing.  The Buyer is not, and to the Knowledge of Buyer no other party is, in default under any of the leases, licenses and other agreements relating to the Personal Property listed on Schedule 3.7.  The Buyer has delivered to Seller an accurate and complete copy of each lease, license or other agreement relating to the Personal Property.  Except as otherwise disclosed on Schedule 3.7 hereto, the Personal Property constituting tangible property is in good operating condition (ordinary wear and tear excepted) and is available for immediate use in such business operations.

3.8

Contracts.  Schedule 3.8 hereto lists all of the Contracts, other than those filed by the Buyer on the EDGAR system maintained by the Securities and Exchange Commission (“SEC”), in effect on the date hereof, including, but not limited to, all Licenses, Real Property leases, employment agreements, licenses to intellectual property and all other material contracts or agreements to which the Buyer is a party (and, for all oral agreements, provides a summary of the material terms of such Contract) (each, together with those filed by the Buyer on EDGAR, a “Material Contract”).  On or prior to the date hereof, the Buyer has provided Seller with true and complete copies of all written Material Contracts set forth on Schedule 3.8.  All of the Material Contracts are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as otherwise disclosed on Schedule 3.8: (i) there is no default or breach by the Buyer, or to the Knowledge of Buyer, any other party to any Material Contract; (ii) there is no fact or circumstance that exists that would constitute a default, or would entitle any party to terminate any such Material Contracts or to make a claim or set-off against the Buyer or any of its Affiliates, or otherwise to amend such Material Contract or prevent such Material Contract from being renewed in accordance with its terms; (iii) the Buyer is not restricted by agreement from carrying on the Business as and where conducted on the Closing Date; and (iv) there are currently no negotiations pending or in progress to revise any Material Contract, other than negotiations in the ordinary course of business intended to make the terms of certain Material Contracts more favorable to the Buyer.  The Buyer has not received any written notice of default, termination, or nonrenewal under any such Material Contract.

3.9

Consents.  Schedule 3.9 sets forth (i) those Material Contracts which require consent, approval or notice to consummate the transactions contemplated hereby, and (ii) all other consents, governmental or otherwise, required to consummate the transactions contemplated hereby.  Other than shareholder approval to increase the number of authorized shares of common stock of Buyer and except for the Consents described in Schedule 3.9 hereto, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any Contract to which the Buyer is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, or (c) enable Seller to operate the Buyer after the Closing Date in the same manner as it is presently operated.

3.10

Intellectual Property.  The Buyer has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the reports filed with the SEC as necessary or required for use in connection with the Business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  The Buyer has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  The Buyer has not received, since June 30, 2015, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Buyer, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  Buyer has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except where failure to do so could not have or reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.11

SEC Reports; Financial Statements.  The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  Other than being late, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, non-material, year-end audit adjustments.

3.12

Insurance.  Schedule 3.12 sets forth an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self-insurance programs or fidelity bonds (“Insurance”) maintained by Buyer, or in which the Buyer is a named insured, true and complete copies of which have been provided or made available to Buyer.  All Insurance contains valid and enforceable policies or binders for the benefit of the Buyer, and all such policies or binders are in full force and effect and, to the Buyer’s Knowledge, are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business, taking into account the financial condition of Buyer.  There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed.  Schedule 3.12 sets forth the insurance claims experience for the last two full fiscal years and the interim period through the date hereof with respect to the Business.  No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by the Buyer.

3.13

Employee Plans; ERISA.

(a)

Schedule 3.13(a) contains a list of each employee benefit plan, agreement, arrangement, policy or commitment (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including, but not limited to, any employment, consulting, bonus, deferred compensation, incentive compensation, vacation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement, arrangement, policy or commitment (other than immaterial unwritten policies), and each other employee benefit plan, agreement, arrangement, policy or commitment arising out of the employment or the termination of an employee, former employee, retiree or sales personnel by the Buyer, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, which is currently maintained or contributed to by the Buyer or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with the Buyer under Sections 414(a), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) covering their employees, former employees, retirees or sales personnel or with respect to which the Buyer or any Commonly Controlled Entity, respectively, has or in the future could have any direct or indirect, actual or contingent liability (each, a “Plan” and collectively, the “Plans”).  Except as set forth in Schedule 3.13(a), neither the Buyer nor any Commonly Controlled Entity has any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner that would affect any of its employees, former employees, retirees or sales personnel.  The Buyer has made available to Seller true and complete copies of the Plans and the trust agreements and any contracts relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including the latest summary plan description, the latest annual report (and all attachments) filed with the Internal Revenue Service with respect to each of the Plans, and the latest favorable determination letter issued by the Internal Revenue Service for each of the Plans, including any amendments to any of the foregoing.  Neither the Buyer nor any Commonly Controlled Entity will incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

(b)

Neither the Buyer nor any Commonly Controlled Entity maintains, nor have they ever maintained or contributed to, a “multiemployer plan,” as that term is defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, or an “employee benefit pension plan,” as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.  Except as set forth on Schedule 3.13(b), neither the Buyer nor any Commonly Controlled Entity has terminated any “employee benefit plan” as defined in Section 3(3) of ERISA.

(c)

Full payment has been made of all amounts (other than current outstanding routine claims for benefits) that the Buyer is required to contribute or pay under the terms of any Plan, and all contributions to any Plan that are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with generally accepted accounting principles.  There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the financial statements of the Buyer.

(d)

Each of the Plans is and has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis.  No prohibited transaction within the meaning of Section 406 of ERISA or 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Buyer.  The Buyer does not maintain any Plan that is subject to Section 401(a) of the Code, other than its 401(k) plan set forth on Schedule 3.13(a).

(e)

There are no pending, or to the Knowledge of Seller, threatened or anticipated, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits), nor, to the Knowledge of Seller, is there any basis for one.  There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to the Knowledge of the Seller, any fiduciary thereof in that capacity.  No Assets of the Buyer are allocated to or held in a “rabbi trust” or similar funding vehicle.

(f)

Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and any applicable similar state law.  The Buyer is not the sponsor of, or a participating employer in, any Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that is not a fully insured plan.  There are no reserves, assets, surpluses or prepaid premiums with respect to any employee welfare benefit plan.  The Buyer does not currently provide and has no current obligation to provide for post-retirement or post-employment health and welfare benefits, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits except as required by applicable Law.

(g)

Except as set forth on Schedule 3.13(g), the consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former employee or leased or contract employee of the Buyer to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due to, or in respect of, any current or former leased or contract employee, nor will it result in the breach of any agreement with any current or former employee or leased or contract employee.

(h)

None of the Assets is subject to any Encumbrance under Section 302(f) of ERISA or Section 412(n) of the Code.

3.14

Employees.

(a)

Buyer is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

(b)

There are no agreements or arrangements between Buyer and a consultant, former consultant, employee or former employee obligating the Buyer to make any payment to any such individual as a result of the transactions contemplated by this Agreement or the termination of any Employee in connection therewith.  The transactions contemplated by this Agreement or the termination of any Employee in connection therewith shall not result in any payment being made under any agreement or arrangement between Buyer and a consultant, former consultant, employee or former employee that would be subject to the excise tax imposed by Section 4999 of the Code.

(c)

Other than those loans reflected on the Financial Statements, there are no loans outstanding from Buyer to any of the Employees.

(d)

The Buyer is not in breach of any material terms of employment of any of the Employees, nor to the Knowledge of Buyer, is any Employee in breach of any material term of his employment relationship.

(e)

Except as specifically set forth on Schedule 3.14(e), none of the Employees is the subject of any disciplinary action nor is any Employee engaged in any grievance procedure, nor, to the Knowledge of Buyer, is there any matter or fact in existence that can reasonably be foreseen as likely to give rise to the same.

(f)

With respect to all Employees, the Buyer has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Buyer has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA.  With respect to all Employees, the Buyer has obtained and maintained the employee records and I-9 forms in proper order as required by United States law.  To the Knowledge of Buyer, Buyer does not employ any workers unauthorized to work in the United States.

3.15

Labor Relations.  The Buyer is not a party to, nor subject to, any collective bargaining agreements.  None of the employees of the Buyer are represented by a union or subject to a collective bargaining agreement, no union organizational campaign is in progress, to the Knowledge of Buyer, with respect to such employees, and no question concerning representation exists respecting such employees.

3.16

Taxes.

(a)

Except as set forth on Schedule 3.16(a), all Tax Returns of the Buyer for all Pre-Closing Tax Periods required by applicable Law to have been filed on or prior to the Closing Date were duly and timely filed with the relevant Tax Authority, and such Tax Returns were, when filed, true, complete and correct and otherwise in conformity with applicable Tax Law in all material respects.  All Taxes (whether or not required to be shown on any Tax Return) required under applicable Tax Law to have been paid by the Buyer on or prior to the Closing Date were duly and timely paid in full, except any such Taxes (“Contested Taxes”): (i) that are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Buyer; and (ii) for which the Buyer shall have set aside on its books appropriate reserves.  Schedule 3.16(a) identifies all Contested Taxes and the status of any proceeding with respect thereto.  Except as set forth on Schedule 3.16(a), all Taxes that the Buyer was required by law to withhold, deposit or collect have been duly withheld, deposited or collected by the Buyer and, to the extent required, have been timely paid by the Buyer to the relevant Tax Authority, with any such Taxes that have been withheld, deposited and/or collected but not yet paid to the relevant Tax Authority being held (and which will continue to be held immediately following the Closing) by the Buyer in a segregated account.  The Buyer has timely complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b)

Except as set forth on Schedule 3.16(b), no Tax Return of the Buyer has been subject to an Audit, nor is there any Audit in progress, pending or, to Buyer’s Knowledge, threatened in writing, involving the Buyer.  No information regarding any Tax matter relating to the Buyer has been requested in writing by any Tax Authority.

(c)

There is not currently outstanding any waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Buyer.

(d)

There are no Tax liens upon the property or assets of the Buyer, except liens for Taxes not yet due and payable and for which adequate reserves have been established on the relevant entity’s books and financial records (in accordance with sound accounting practices) for the payment thereof.

(e)

The Buyer has not agreed to, or has been required to, make any adjustment under Section 481(a) of the Code (and comparable provisions of any other applicable Tax Law) by reason of a change in accounting method or otherwise.

(f)

The Buyer is not liable for the Taxes of any Person including, without limitation, as a transferee or successor, by contract, indemnity under Treasury Regulations Section 1.1502-6 (and comparable provisions of any other applicable Tax Law), or otherwise.

(g)

The Buyer has never been a party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement.

(h)

No claim has ever been issued to the Buyer by a Tax Authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i)

Schedule 3.16(i) sets forth all foreign, state and local jurisdictions in which the Buyer is or has been subject to Tax and each type of Tax payable in such jurisdiction.

(j)

The Buyer has, within the meaning of Section 6662(d)(2)(B)(ii)(I) of the Code (and comparable provisions of any other applicable Tax Law), adequately disclosed on its federal income Tax Returns the relevant facts affecting any item or position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code and comparable provisions of any other applicable Tax Law) did not exist at the time the Tax Return was filed.  The Buyer has not reflected on any Tax Return any item the tax treatment for which there was no “reasonable basis” (within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and comparable provisions of any other applicable Tax Law).

(k)

The Buyer will not be required to report any taxable income for any Post-Closing Tax Period as a result of: (i) any agreement or arrangement, any debt instrument or loan, with respect to which any of them may have to recognize “phantom income” for Tax purposes (i.e., taxable income or gain in advance of the receipt of a payment of a corresponding amount of cash) including, without limitation, under the original issue discount rules of Code Sections 1271 et. seq. or otherwise; (ii) a Code Section 1031 like-kind exchange; (iii) any transaction which is being reported under the installment method of Code Section 453; or (iv) any comparable provisions of any other applicable Tax Law.

(l)

The Buyer has provided to Seller true and complete copies of (i) all Audit reports, statements of deficiencies, notices, letter rulings, determination letters or similar documents, elections, disclosures of controversial positions, protests, correspondence, closing or other agreements which relate to any Taxes for which the Buyer was or could be liable, and (ii) all Tax Returns of the Buyer (together with all related Tax Return workpapers).

(m)

Except to the extent that the following requested information is set forth on a Tax Return that has been furnished to Seller pursuant to Section 3.16(l)(ii) at least 10 business days prior to the Closing Date, Schedule 3.16(m) sets forth, for federal, state, local and foreign income and franchise Tax purposes and as of the first day of the current Taxable Period of the Buyer, such entity’s adjusted basis in its assets, by category, the original and remaining useful life of such assets, the method under which such assets are being depreciated and the original unadjusted basis of such assets.  The Buyer will not, as of immediately prior to the Closing, have any net operating losses, built-in losses or other Tax attributes subject to limitation under Section 382, 383 or 384 of the Code, the consolidated return regulations under Section 1502 of the Code or under any other comparable provision of applicable Tax Law.

(n)

The Buyer has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

(o)

No Tax Authority is asserting or threatening to assert a claim against the Buyer under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

(p)

Except as set forth on Schedule 3.16(p), no power of attorney has been granted by or with respect to the Buyer with respect to any matter relating to Taxes.

(q)

Schedule 3.16(q) sets forth all elections with respect to Taxes made by the Buyer.

(r)

The Buyer has not entered into or been a party to any arrangement designed wholly or partly for the purpose of it or any other Person avoiding or evading Tax.

3.17

Claims; Legal Actions.  Except as disclosed on Schedule 3.17, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of Buyer, threatened against Buyer, or pending or threatened by the Buyer, against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), and to the Knowledge of Buyer there is no basis for any of the foregoing.  The Buyer is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of Buyer, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and, to the Knowledge of Buyer, there is no basis for any of the foregoing.  Except as disclosed on Schedule ?3.17, the Buyer is not subject to any judgment, order or decree of any court or other governmental agency.

3.18

Compliance with Laws.  Buyer, the Business and the Assets conform, in all material respects, to all applicable statutes, codes, ordinances, licensing requirements and other Laws.  The Buyer has, since its inception, complied in all material respects with all Laws, decrees, filing and reporting requirements, awards and orders applicable to the Buyer, including those relating to employment, employee benefits, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust and warranties; and to the Knowledge of Buyer there is not any liability arising from or related to any violations thereof.  No notice from any governmental body or other Person of any violations of any Law in connection with the Assets or operations of the Business has been received by the Buyer.

3.19

Undisclosed Liabilities.  The Buyer has no indebtedness, liabilities or obligations, accrued, contingent or otherwise except as set forth on Schedule 3.19(a).  Except as set forth on Schedule 3.19(b) hereto, there are no extraordinary claims against the Buyer by third parties relating to acts or omissions by the Buyer arising outside the ordinary course of the Business.

3.20

Assets and Title.  The Assets include all of the assets used in connection with the Business.  The Buyer owns and has good and marketable title to all of the Assets, and as of the Closing Date the Assets shall be free and clear of all Encumbrances.  The books of account of the Buyer are complete and correct in all material respects.  At the Closing, all such books and records shall be located at the business office of the Buyer.

3.21

Interim Change.  Except as set forth in Schedule 3.21, disclosed in the Buyer’s filings on EDGAR or as set forth in this Agreement, since June 30, 2015 the Business has been conducted and operated only in the ordinary course, consistent with past practices.  In addition, except as set forth on Schedule 3.21, since June 30, 2015:

(a)

there has been no Material Adverse Effect on the Assets or the Buyer;

(b)

except in the ordinary course of business, no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Buyer is a party or by which it is bound, or has threatened the same;

(c)

the Buyer has not borrowed any amount or incurred or become subject to any liabilities in excess of Ten Thousand Dollars ($10,000), except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(d)

the Buyer has not mortgaged or pledged any Asset or Common Stock, or subjected any Asset or Common Stock, to any Encumbrance, except liens for Taxes not yet due and payable;

(e)

the Buyer has not sold, leased, assigned, transferred or otherwise disposed of, or agreed to sell, lease, assign, transfer or otherwise dispose of at some future date, or granted an option or other right to any party to acquire, any of the Assets (other than in the ordinary course of business), nor has the Buyer forgiven or canceled any debts owing to the Buyer or waived any claims or rights;

(f)

the Buyer has not sold, assigned, transferred, or permitted to lapse, any Intellectual Property Rights;

(g)

the Buyer has not made any change in any method of accounting or accounting practice or its practices with respect to the other payment or other discharge of debts;

(h)

the Buyer has not suffered any extraordinary losses, whether or not in the ordinary course of business, or consistent with past practice;

(i)

the Buyer has not made capital expenditures or commitments therefor that aggregate in excess of Ten Thousand Dollars ($10,000);

(j)

the Buyer has not made any loans or advances to, guarantees for the benefit of or any investments in, any Persons;

(k)

the Buyer has not suffered any damage, destruction or casualty loss, not fully covered by insurance (subject to payment of the applicable deductible);

(l)

the Buyer has not acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any operating business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or any assets, outside of the ordinary course of business, or entered into any commitment to do so;

(m)

the Buyer has not, except for this Agreement or any other agreement contemplated hereby, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) outside of the ordinary course of business;

(n)

the Buyer has not discharged or satisfied any Encumbrance or paid any obligation or liability, other than current liabilities in the ordinary course of business;

(o)

Buyer has not declared, made any payment, set aside or made any distribution to its stockholders, or redeemed, purchased or otherwise acquired any Common Stock;

(p)

the Buyer has not granted to any officer or employee any increase in compensation or benefits;

(q)

the Buyer has not: (i) paid any pension, retirement allowance or other employee benefit to any Person; or (ii) adopted or agreed to adopt any pension, retirement or other employee benefit plan, program or policy;

(r)

the Buyer has not entered into any agreement (i) in which the obligation exceeds Ten Thousand Dollars ($10,000) or (ii) which may not be terminated by the Buyer at any time, without penalty, upon fifteen (15) days’ notice;

(s)

the Buyer has not disposed of any Asset valued in excess of Five Thousand Dollars ($5,000) outside the ordinary course of business;

(t)

the Buyer has not amended its certificate of formation, by-laws or other organizational documents; and

(u)

the Buyer has not agreed to take any of the actions set forth above in this Section 3.21.

3.22

Environmental Claims.  (i) The Buyer’s operations at all facilities owned by, or leased to or used by, the Buyer and that are used in the conduct of the Business (the “Premises”) are in compliance in all material respects with all federal, state and local environmental Laws and regulations; (ii) there is not occurring, at any location currently owned by or leased to the Buyer, any Release of any Hazardous Substance, and there has not been, during the time of the Buyer’s occupation of such location, any such Release; (iii) there has not been at any location previously owned by or leased to the Buyer, any Release of any Hazardous Substance during the time of the Buyer’s ownership or occupation of such location; (iv) there are no Hazardous Substances or other condition or use of the Premises, whether natural or man-made, which has caused any damage, or which, to the Knowledge of the Buyer, poses a threat of causing damage, to the health of persons, to property, to natural resources, or to the environment; (v) the Buyer has not received any written communication from any Person that alleges that the Buyer is not in compliance with applicable environmental Laws; and (vi) the Buyer has not, in connection with the Business, sent or arranged for the transportation of Hazardous Substances or wastes to a site which, pursuant to CERCLA or any similar state law has been placed or is proposed to be placed, on the “National Priorities List” of hazardous waste sites or its state equivalent or which is subject to a claim, an administrative order or other request to take “removal” or “remedial” action by any person as those terms are defined under CERCLA.

3.23

Brokerage.  Except as set forth on Schedule 3.23, the Buyer has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Buyer.

3.24

Affiliated Transactions.  Except as set forth in Schedule 3.24 or as  disclosed in the Buyer’s filings on EDGAR, no Affiliate of the Buyer: (i) owns any debt, equity or other interest or investment in any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier, distributor sales agent or advertiser of the Business; (ii) has any cause of action or other claim whatsoever against or, owes any material amount to, or is owed any material amount by the Buyer, except for accrued compensation (including but not limited to accrued vacation pay), employee benefits and similar matters; (iii) has any interest in or owns any Intellectual Property Rights or any other property or right used in the conduct of the Business; or (iv) is a party to any Contract to which the Buyer is a party.

3.25

Banking Relationships and Investments.  Schedule 3.25 sets forth an accurate and complete list of all banks and financial institutions in which the Buyer has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes.  Schedule 3.25 sets forth an accurate and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Buyer (the “Investments”).  The Buyer has good and marketable title to all of the Investments.

3.26

Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of either the Buyer or any of its Subsidiaries.

3.27

Business Practices.   Neither the Buyer, nor, to the Knowledge of the Buyer, any of its directors, officers, managers, agents or employees has, for or on behalf of the Buyer (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Buyer (or made by any person acting on its behalf of which the Buyer is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.28

Export Control.  The Buyer has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which the Buyer conducts business.

3.29

Purchase for Own Account.  Buyer hereby confirms that the Stock purchased hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Stock in contravention of applicable Law.

3.30

Full Disclosure.  No representation or warranty made by Buyer herein or in any Related Document contains or will contain any untrue statement of any fact, or omits any fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.  The Buyer has disclosed to Seller all facts of which they have Knowledge that are material to the Business, the Assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Buyer as follows:

4.1

Organization; Due Authorization.  Seller has full power to execute, deliver and perform this Agreement and any Related Document to which it is a party.  The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate actions on the part of such Seller.

4.2

Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by the Buyer, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against such Seller in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3

Absence of Consents; No Violation.  No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Seller is a party is required for the execution, delivery and performance of this Agreement and each of the Related Documents. The execution and delivery of this Agreement and each Related Document by Seller, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the properties or assets of such Seller under, any provision of (i) the certificate of incorporation, by-laws or other organizational documents of Seller, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Seller is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its property or assets.

4.4

Brokerage.  Except as set forth on Schedule 4.4, the Seller has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Seller.

4.5

Certain Proceedings.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of Seller, threatened against Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality that would materially affect Seller’s ability to consummate the transactions contemplated by this Agreement.

4.6

Licenses.  The Seller represents and warrants that the Company has all of the licenses, permits and other authorizations necessary from any governmental agency to conduct its business, none of which are subject to any restriction or condition which would materially limit the operation of the Company’s business as presently operated.  Such licenses are validly issued, and the applications therefor are complete and accurate and such licenses are in full force and effect, and, to the Knowledge of Seller, the conduct of the Company’s business is in full accordance therewith.

4.7

Compliance with Laws.  Seller represents that the Company conforms, in all material respects, to all applicable statutes, codes, ordinances, licensing requirements and other laws applicable to the Company.  The Seller has, since the Company’s inception, complied in all material respects with all laws, decrees, and orders applicable to the Company, including those relating to employment, employee benefits, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust and warranties; and to the Knowledge of Seller there is not any liability arising from or related to any violations thereof.

4.8

Additional Seller Representations.

(a)

Seller holds of record and beneficially all of the Stock purported to be owned by such Seller as set forth opposite such Seller’s name on Schedule 4.6.  Seller has good and marketable title to all of the Stock in such Seller’s name as set forth on Schedule 4.6 and all right, power, authority and capacity to sell, assign, transfer and deliver all right, title and interest, both legal and equitable, in and to the Stock set forth next to such Seller’s name on Schedule 4.6, free and clear of all Encumbrances.  All of the Stock held by Seller has been duly authorized, is validly issued, fully paid and non-assessable.  No Seller has violated any applicable Laws in connection with the sale of any Stock.  Upon delivery to Buyer at the Closing of the Stock and upon receipt by Seller of the Closing Date Cash Payment, Promissory Note, Unit One and Goldenshare, good and valid title to such Stock will pass to Buyer, free and clear of any Encumbrances.

(b)

Seller hereby confirms that the Securities acquired hereunder will be acquired for investment for such Seller’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Securities in contravention of applicable Law.

(c)

No representation or warranty made by Seller herein contains or will contain any untrue statement of any fact, or omits any fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.

ARTICLE V

COVENANTS OF BUYER

5.1

Pre-Closing Covenants.  Except as contemplated or required by this Agreement, commencing on the date hereof until the Closing Date, Buyer shall operate the Business in the ordinary course of business in accordance with past practices; provided, however:

(a)

Negative Covenants.  Except as contemplated or required by this Agreement, the Buyer shall not, without the prior written consent of Seller:

(i)

General.  Take any action referenced in Section 3.21 hereof;

(ii)

Compensation.  Except as contemplated herein, (A) increase the compensation of any person employed by the Buyer, (B) pay or grant bonuses or other benefits payable or to be payable to any person employed by the Buyer, or (C) enter into any employment, severance or similar agreement with any employee of the Buyer which does not by its terms terminate, or cannot be terminated or satisfied by the Buyer without premium or penalty, prior to or at the Closing;

(iii)

Dividends, Distributions.  (A) Declare, set aside or pay any dividend or distribution that is payable in cash, stock, membership interests or other property with respect to the Buyer; (B) redeem, purchase or otherwise acquire directly or indirectly any shares or membership interests of the Buyer, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of the Buyer, or any other securities that are convertible into or exchangeable for shares or membership interests of any class of the Buyer; or (D) split, combine or reclassify the outstanding shares or membership interests of the Buyer, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of the Buyer; or

(iv)

No Inconsistent Action.  Take any action, or fail to take any action, which is inconsistent with their obligations hereunder or which could reasonably be anticipated to hinder or delay the consummation of the transaction contemplated by this Agreement.  Such inconsistent action shall include, but is not limited to, the following: (a) failing to preserve substantially the relationships with the employees, suppliers and customers of the Buyer, except in the ordinary course of business; (b) failing to perform, in all material respects, any required obligations pursuant to any Contracts, leases or permits; (c) failing to comply with all applicable Laws; (d) failing to confer with Seller regarding operational matters of a material nature; (e) failing to report periodically to Seller regarding the status and results of business operations; (f) adopting any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Buyer; or (g) settling or compromising any claim or action against the Buyer.

(b)

Affirmative Covenants.  Buyer shall do the following:

(i)

Access to Information.  From the date hereof through the Closing Date, the Buyer shall give Seller and its representatives reasonable access during normal business hours to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Buyer shall furnish Seller with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Seller may from time to time reasonably request.  In particular, the Buyer shall (A) afford to the officers, employees, directors, attorneys, accountants, appraisers and other authorized representatives of Seller reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Buyer in order that Seller may have full opportunity to make such legal, financial, accounting, environmental and other reviews or investigations of the Business and the Assets as Seller shall desire to make, and (B) use its commercially reasonable efforts to cause its independent public accountants to permit Seller’s independent public accountants to inspect their work papers and other records relating to the Business and the Assets;

(ii)

Notification.  Promptly notify Seller in writing of the following:

(A)

any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(B)

any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

(C)

any notice or other communication from any governmental entity with respect to condemnation proceedings and fees to be paid to the Buyer in connection therewith;

(D)

any actions, suits, claims, investigations or proceedings commenced or threatened, relating to or involving or otherwise affecting the Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules hereto or that relate to the consummation of the transactions contemplated by this Agreement;

(E)

without prejudice to the termination rights of the parties hereunder, the occurrence, or failure to occur, of any condition, event or development that (1) causes any representation or warranty of the Seller and/or the Buyer contained in this Agreement to be untrue or inaccurate, at any time from the date hereof to the Closing Date, or (2) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

(F)

any failure on the part of the Seller or the Buyer to comply with or perform in any respect any agreement or covenant to be complied with or performed by it or them hereunder; provided that the delivery of any notice pursuant to this Section 5.1(b)(ii) shall not limit or otherwise affect the remedies available hereunder to Buyer; and

(iii)

Supplemental Disclosure.  Provide information in writing to Seller with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth in a Schedule to, or representation or warranty set forth in, this Agreement; provided that no such information shall constitute an amendment of such Schedule or of any statement, representation or warranty in this Agreement and shall not cure any breach of any representation or warranty made in this Agreement for purposes of indemnification of Seller by the Buyer under Article X hereof.

ARTICLE VI

SPECIAL COVENANTS AND AGREEMENTS

6.1

Fees and Expenses.  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives; provided that expenses of the Buyer incurred up to the Closing Date shall be paid by the Buyer.

6.2

Announcements.  Other than as required by law or regulation, commencing on the date hereof, Buyer shall not make any public announcement or press release concerning the transactions contemplated hereby without the written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

6.3

Cooperation.  Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including, but not limited to, the obtaining of Consents.  After the Closing, the Seller and Buyer shall take such actions, and shall execute and deliver to any other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective consummation of the transactions contemplated by this Agreement.

6.4

Litigation Support.  In the event and for so long as Buyer or Sellers is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Buyer or the Company, Buyer and Sellers will cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

6.5

Tax Covenants.

(a)

Tax Indemnification.  Buyer shall indemnify the Company and Sellers, and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Buyer for all Taxable Periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and the portion of all Taxable Periods that includes (but does not end on) the Closing Date (such period a “Straddle Period”) to the extent such Taxes are allocable to the portion of such period occurring on or before the Closing Date, and (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Buyer (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, which are attributable to the Pre-Closing Tax Period (all such Taxes listed in this sentence being “Pre-Closing Taxes”).  In the case of any Straddle Period, the amount of any Pre-Closing Taxes (i) based on or measured by income, receipts, or payroll of the Buyer shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Pre-Closing Taxes of the Buyer shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)

Tax Returns.  Buyer shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, solely at Buyer’s expense, all Tax Returns required to be filed by the Buyer for any Pre-Closing Tax Period (“Pre-Closing Tax Returns”).  All Pre-Closing Tax Returns shall be prepared in accordance with historic practices of the Buyer, to the extent permitted by applicable Law.  To the extent permitted by applicable Law, the Sellers shall include any income, gain, loss, deduction or other Tax items for any Pre-Closing Tax Period on their Tax Returns in a manner consistent with the schedules furnished by the Buyer to Sellers for such periods.  Buyer shall be solely liable for any and all late filing fees, interest or penalties incurred as a result of the late filing of any Pre-Closing Tax Return.  Buyer shall permit Sellers to review and comment on each Pre-Closing Tax Return prior to filing and shall make such revisions to such Pre-Closing Tax Returns as are reasonably requested by Sellers.  Buyer shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed by the Buyer for any Straddle Period (“Straddle Tax Return”) and for any Taxable Period beginning after the Closing Date (a “Post-Closing Tax Period” and such returns “Post-Closing Tax Returns”).  The cost of preparing all Straddle Tax Returns and Post-Closing Tax Returns shall be borne by the Buyer.  Buyer shall permit Sellers to review and comment on each Straddle Tax Return prior to filing.

(c)

Cooperation on Tax Matters.  Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Tax matters (including, without limitation, any Audit) involving the Buyer.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to such Audit.  Buyer shall not dispose of any records relating to Taxes paid or payable by the Buyer and which are attributable to Pre-Closing Tax Periods prior to the later of six (6) months after the expiration of the applicable limitations period on assessment with respect to any such Taxes, or the final resolution of all Audits or litigation initiated prior to the expiration of the applicable limitations period.

(d)

Audits.  With respect to Audits relating to Pre-Closing Tax Periods (a “Pre-Closing Audit”) the Sellers shall control (at the Buyers’ sole cost and expense) all proceedings and may take any action (or decline to take any action) with respect to any Pre-Closing Audit in the sole discretion of the Sellers, provided that any such action (or inaction) does not increase the Tax liability of the Buyer for any Straddle Period or any Post-Closing Tax Period.  In the event that such action or inaction would increase the Tax liability of the Buyer for any Straddle Period or any Post-Closing Tax Period, then no such action or inaction may be implemented or effectuated without the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).  Buyer shall furnish Sellers with the usual form of power of attorney (Form 2848 or similar state or local form) and provide to Sellers such records and information as may be necessary for Sellers to control any Pre-Closing Audit proceeding.

(e)

Section 338(h)(10) Election.  Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under any other comparable provision of applicable Tax Law) with respect to the purchase and sale of the Stock hereunder (“338(h)(10) Election”).  Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the 338(h)(10) Election on their Tax Returns to the extent required by applicable Tax Law.

(f)

Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)

Status.  Prior to the Closing Date, Buyer shall maintain its respective classification under the Code and applicable Tax Law as an association taxable as a corporation and shall not take or allow any action that would change the tax classification of Buyer.

6.6

Confidentiality Obligations.

(a)

Except as necessary for the consummation of the transactions contemplated hereby and as required by law, including the Federal securities laws, each party hereto shall keep confidential any materials and information that are obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information have become or become publicly available; are or become readily available to the industry; have been obtained from independent sources; were known to such party on a non-confidential basis prior to disclosure to such party by the other party; or are required to be disclosed to or by order of a governmental agency or a court of law or otherwise required by law to be disclosed.  In the event that this Agreement is terminated pursuant to Section 9.1, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby, and Buyer shall not use any of the information and or documents that it has obtained or developed from the Seller during its due diligence to compete with the Seller.

(b)

Buyer expressly acknowledges that the covenants contained in Section 6.6, are integral to the sale by Seller of the Stock and that without the protection of such covenants, Seller would not have entered into this Agreement, that the consideration received by Seller bears no relationship to the damages Seller may suffer in the event of any breach of any of the covenants of Section 6.6.  If this Section 6.6 shall nevertheless for any reason be held to be excessively broad, it shall be enforceable to the extent compatible with applicable Laws that shall then apply.  Buyer hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Seller in connection with an actual or threatened breach by it of the provisions of this Section 6.6.  Accordingly, Buyer hereby expressly waives all rights to raise the adequacy of Seller’s remedies at law as a defense if Seller seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.6.  In addition, Seller shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.6.

(c)

Buyer hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.6 should such enforcement ever become necessary.

6.7

No Debt Payments in Cash.  To the extent that Buyer has to issue a debt instrument (“Buyer Debt”) in order to obtain funding to be able to repay the Promissory Note, all payments required to be made in accordance with the Buyer Debt must only be made with Common Stock of the Buyer, and not with cash or cash equivalents.

6.8

Slotkin Consulting Agreement. Roger M. Slotkin will have entered into a consulting agreement with Buyer, in form and substance reasonably satisfactory to Mr. Slotkin, which shall provide for, among other things, for the payment of a consulting fee in the aggregate amount of $135,000, payable in equal biweekly installments over a term of seven and one-half months following the Closing; provided, that if the consulting agreement is terminated prior to Mr. Slotkin receiving the full $135,000, such balance shall be due and payable immediately upon termination of the agreement.

6.9

Sands Consults.  SCS, LLC shall be due a cash fee of $100,000 in the aggregate, $50,000 of which is payable by Buyer at Closing, with the remaining $50,000 payable by Buyer following the first date after the Closing Date that the Buyer files audited financial statements with the SEC.  The Buyer shall secure the $100,000 cash fee referenced in this Section 6.9 by obtaining financing from the Investor, in return for which the Buyer shall issue to Investor a convertible promissory note in the form of Exhibit E.  In addition to the cash fee referenced herein, Buyer shall, at Closing, issue to SCS, LLC a warrant to purchase a number of shares of Common Stock of Buyer equal to 2% of the issued and outstanding Common Stock of Buyer on the Closing Date.

6.10

Magna Funding of Closing Date Cash Payment.  Magna Management LLC and/or its Affiliates will have entered into a funding agreement with the Buyer, having terms and conditions reasonable satisfactory to Buyer, pursuant to which Manga shall provide Buyer with sufficient funds to allow Buyer to make the Closing Date Cash Payment to Seller pursuant to Section 2.2(a).

6.11

Special Compensation to Hydrophi Employees.   Buyer, after the Closing and not later than one month after the Closing, shall cause its Board of Directors and officers to take all such action necessary so as to issue to each of Messrs. Reid Meyers and Mark Robinson 1,000,000 shares of common stock of Buyer in consideration of the transitional services past and future in connection with the integration of the Seller’s businesses into and with the Buyer. The foregoing shares of common stock will be restricted securities of Buyer, and will not be afforded contractual registration rights.

6.12

Settlement and Extinguishment Agreement.  Buyer will have received a settlement and extinguishment agreement from 31 Group, LLC, terminating the warrant held by 31 Group, LLC to purchase up to 2,647,059 shares of Common Stock of Buyer and terminating the provisions in the Securities Purchase Agreement, dated December 4, 2014, including without limitation Section 4.s thereof, requiring the Buyer to make Royalty Payments (as that term is defined therein).

6.13

Waivers. Buyer will have received waivers from 31 Group, LLC, Riverside Merchant Partners, LLC, and Magna Equities II, LLC, waiving of the rights of those parties to any and all pre-emptive rights, co-investment rights, participation rights, rights of first refusal and similar rights which they hold under the forms of loan documentation entered into by those parties and Buyer, and a waiver of all defaults under the securities purchase agreements and notes and any and all related documentation therefore in any and all agreements between those parties and Buyer, as of and through the Closing, including but not limited to, covenants to maintain a certain number of reserved shares of common stock, issuances of common stock, and notice requirements, among other things.

6.14

Continuing Director and Officer Insurance.  Buyer will continue the current director and officer insurance policy(is) of Buyer, or replace those policies with another insurance policy or policies, provided that (i) the continuation or the replacement policies provide for basic coverage of $2,000,000 and (ii) such policy or policies cover former officers and directors.  Buyer shall continue the continuation or replacement policies for not less than two full calendar years after the Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1

Conditions to Obligations of Buyer.  Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Buyer may waive any one or more thereof in its sole discretion:

(a)

Representations and Warranties.  All representations and warranties of the Seller in this Agreement and the Related Documents shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)

Covenants and Conditions.  The Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)

Deliveries.  The Seller shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries to Buyer set forth in Section 8.1 hereof.

(d)

Adverse Change.  Since June 30, 2015, there shall not have occurred a Material Adverse Effect.

(e)

Good and Marketable Title to Stock.  At Closing, (i) the title of the Seller to the Stock will be free and clear of all Encumbrances and (ii) the title to all of the Stock will be transferred to Buyer, free and clear of all Encumbrances.

(f)

No Adverse Proceedings.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of the Seller, threatened against Seller or the Company wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded, or which could reasonably be expected to materially adversely affect the right of Buyer to own and exercise all rights under the Stock, or to materially adversely affect the Assets or the Business operations (financial or otherwise) of the Company.

(g)

Consents.  All Consents described on Schedule 3.9 shall have been obtained and copies shall have been delivered to Buyer.

(h)

Regulatory Approvals.  All authorizations, approvals, orders, licenses, certificates and permits as may be required to permit the consummation of the transactions contemplated hereby and the transfer of any and all Licenses necessary for Buyer to operate the Business after the Closing shall have been obtained, shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

(i)

Slotkin Consulting Agreement.  Mr. Roger Slotkin will have received a fully executed copy of a consulting agreement with Buyer providing for payment of $135,000 as specified in Section 6.8 of this Agreement.

(j)

Opinion Instruction to Transfer Agent.  Buyer and the current transfer agent for Buyer will have received and acknowledged through an irrevocable instruction letter that Andrew D. Hudders, Esq., currently with the law firm of Golenbock Eiseman Assor Bell & Peskoe LLP is the authorized attorney to issue all legal opinions in respect of any preferred stock and common stock owned or to be owned and transferred or to be transferred by Roger Slotkin.

(k)

Series A Preferred Stock – Class 1.  Roger Slotkin will have received a fully executed stock certificate representing 1,000,000 shares of preferred stock of the Series A Preferred Stock – Class 1 entitling him to acquire 4% of the fully diluted common stock of Buyer on the sixth month anniversary of the Closing  and copy of the filed Certificate of Designations for the Series A Preferred Stock, Class 1 and Class 2.

(l)

Resignations. Buyer will have received the resignations of Reid Meyers and Mark Robinson as directors and officers (to the extent applicable) of Buyer, effective as of the Closing Date.

(m)

Settlement and Extinguishment Agreement.  Buyer will have received a fully executed copy of the settlement and extinguishment agreement with 31 Group, LLC as specified in Section 6.13 of this Agreement.

(n)

Waivers.  Buyer will have received fully executed waivers from 31 Group, LLC, Riverside Merchant Partners, LLC, and Magna Equities II, LLC as specified in Section 6.13 of this Agreement.

(o)

Operating Hydro. Buyer will have received/entered into financing documents to provide up to $255,000 in funding for Operating Hydro.

7.2

Conditions to Obligations of Seller.  Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Seller may waive one or more thereof:

(a)

Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement and the Related Documents shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)

Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)

Deliveries.  Buyer shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries set forth in Section 8.3 hereof.

(d)

No Adverse Proceeding.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of Buyer, threatened against Buyer wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

(e)

Settlement and Extinguishment Agreement.  Buyer will have received a fully executed copy of the settlement and extinguishment agreement with 31 Group, LLC as specified in Section 6.13 of this Agreement.

(f)

Waivers.  Buyer will have received fully executed waivers from 31 Group, LLC, Riverside Merchant Partners, LLC, and Magna Equities II, LLC as specified in Section 6.13 of this Agreement.

(g)

Operating Hydro. Buyer will have received/entered into financing documents to provide up to $255,000 in funding for Operating Hydro.

(h)

Elimination of Debt.  Buyer shall have eliminated, either by settling or cancelling, to Seller’s satisfaction, the debt referenced on Schedule 7.2(h) hereto.

ARTICLE VIII

CLOSING AND CLOSING DELIVERIES

8.1

Closing.  Subject to Article IX hereof, the Closing shall take place within three (3) days following the satisfaction or waiver by Buyer and Seller, in their respective sole discretion, of all of the conditions to Closing set forth in Article VII hereof, but not later than the Final Termination Date, or such other time, place and date as may be mutually agreed upon by the parties hereto (the “Closing Date”).  Buyer shall notify Seller of the Closing Date not less than three (3) days before the Closing Date.

8.2

Deliveries by the Company and Seller.  Prior to or on the Closing Date, the Company and the Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)

Transfer of Stock.  Certificate(s) representing the Stock duly endorsed in blank for transfer, which Stock shall constitute 100 percent of the issued and outstanding capital stock of each of Pro Star Freight Systems Inc. and Pro Star Truck Center Inc. on the Closing Date, along with any assignments, stock powers or other transfer documents reasonably satisfactory to Buyer and its counsel;

(b)

Good Standing.  A certificate of Good Standing of Sellers, issued by the secretary of state of the state of incorporation of Sellers; and

(c)

Other.  Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as, in the opinion of Buyer’s counsel, are necessary to transfer the Stock and carry out all other transactions contemplated by this Agreement.

8.3

Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following, in form and substance reasonably satisfactory to Seller:

(a)

Closing Date Cash Payment.  The Closing Date Cash Payment;

(b)

Unit One and Unit Two.  Certificate of Designation consisting of Unit One and Unit Two, in the form attached here to as Exhibit B, stamped with evidence that it has been filed with the secretary of state of the State of Florida, along with certificates evidencing Unit Two, issued to Roger Slotkin prior to the Closing (“Unit Two”), which such Unit Two shall be placed in escrow subject to the certain Escrow Agreement, until such time as the condition set forth in Section 7.2 herein has been satisfied, and Unit One, issued to Seller at Closing;

(c)

Goldenshare.  The Goldenshare, in the form of Exhibit C hereto, duly executed by Buyer;

(d)

Promissory Note.  The Promissory Note, duly executed by Buyer;

(e)

Buyer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Buyer, which states that the warranties and representations made by Buyer on the date that Agreement is executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.2(a); and that Buyer shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by it as of the Closing Date, in accordance with Section 7.2(b);

(f)

Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by the Chief Executive Officer of Buyer, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(g)

Good Standing.  A certificate of Good Standing of Buyer issued by the secretary of state of Florida dated within five (5) days prior to the Closing Date;

(h)

UCC-3 Termination Statements. UCC-3 Termination Statements terminating any outstanding Encumbrances on the Assets of Buyer, that will be terminated at the Closing in accordance with the Security Agreement dated on or about October 15, 2015;

(i)

Conversion of Debt.  Any outstanding debt of Buyer existing immediately prior to the Closing (other than debt issued to 31 Group, LLC, Riverside Merchant Partners, LLC, and Magna Equities II, LLC) shall be converted into Common Stock of the Buyer, which such Common Stock shall be subject to a 180 day lockup period during which time sales of such Common Stock are prohibited;

(j)

Resignations.  Resignations of all current directors and officers of Buyer, except for Mr. Roger M. Slotkin, whom shall remain a director of Buyer; provided, however, that Mr. Slotkin’s resignation as a director of Buyer shall be effective immediately upon his ceasing to be an employee of Buyer or any Affiliate of Buyer, or such earlier time as Buyer determines in its sole discretion; and

(k)

Other.  Duly executed copies of all other instruments and documents as, in the reasonable opinion of Seller’s counsel, are necessary to carry out all other transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

9.1

Termination.  This Agreement may be terminated by Seller or Buyer, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Section 6.6 will continue in full force and effect), on written notice to the other at any time prior to Closing as follows:

(a)

by mutual consent of Buyer and the Seller;

(b)

by Buyer, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Seller or by the Company in the case of a covenant by the Seller to cause the Company to take or refrain from taking an action set forth in this Agreement, the Related Documents or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by Buyer to the Seller;

(c)

by the Seller, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by Buyer set forth in this Agreement, the Related Documents, or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by the Seller to Buyer;

(d)

by either Buyer or the Seller by notice to the other party if the Closing shall not have been consummated on or before November 30, 2015 (the “Final Termination Date”), unless extended by written agreement of Buyer and the Seller.

9.2

Effect of Termination.  In the event of termination of this Agreement as provided in Section ?9.1, this Agreement shall forthwith become of no further force and effect, except that the covenants and agreements set forth in Sections ?6.1, 6.6, ?9.2, ?9.3 and ?11.9 shall survive such termination indefinitely, and except that nothing in Section ?9.1 or this Section ?9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1

Survival.  All representations and warranties contained in this Agreement or in any Related Document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for a period of two (2) years following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article X; provided, however, that the representations and warranties contained in Section 3.1 (“No Violation; Authorization”), Section 3.4 (“Capitalization”), Section 3.13 (“Employee Plans; ERISA”), Section 3.16 (“Taxes”) and Section 3.22 (“Environmental Claims”) shall survive until 90 days after the expiration of the applicable statute of limitations period.  Any claim for indemnification asserted in writing before the two year anniversary of the Closing Date or the other applicable survival period set forth in this Section 10.1 shall survive until resolved or judicially determined.

10.2

Indemnification.

(a)

Indemnification by Sellers.  Subject to the limitations and the provisions set forth in this Agreement, Sellers shall indemnify and hold harmless Buyer from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from: (i) any misrepresentation or breach of any representation or warranty contained herein or in any Related Document by the Company or Sellers; (ii) the failure to fulfill any covenant or agreement contained herein or in any Related Document by the Company or Sellers; (iii)  third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, Sellers or any Affiliate thereof in connection with the conduct of the Business on or prior to the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against the Sellers.

(b)

Indemnification by Buyer.  Subject to the limitations and provisions set forth in this Agreement, Buyer shall indemnify and hold harmless the Sellers against any Damages related to, caused by or arising from: (i) any misrepresentation, breach of any representation or warranty, or failure to fulfill any covenant or agreement contained herein or in any Related Document by Buyer; (ii) any and all liabilities and obligations of the Company, or arising out of or related to the ownership of the Assets after the Closing Date; (iii) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, Buyer or any Affiliate thereof in connection with the conduct of the Business after the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Buyer.

(c)

Tax Damages.  The calculation of, and the liability for, Damages related to Taxes shall be governed solely by Section 6.5 and Sections ?10.2, ?10.3, ?10.4, ?10.5 and ?10.6, but only to the extent such latter sections are not inconsistent with specific provisions of Section ?6.5.

10.3

Notice of Claims.  Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”).  Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article X, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement.  The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article X; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense.  Such option shall be exercised by the giving of notice by the exercising party to the other party within twenty (20) days of receipt of a Notice.  If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

10.4

Limitations on Indemnification Obligation.  The Sellers shall not be liable for indemnification to Buyer under Sections ?10.2(a)(i), and Buyer shall not be liable for indemnification to the Sellers under Section ?10.2(b)(i), under this Agreement until the aggregate amount of all Claims of Buyer or the Sellers under Sections ?10.2(a)(i) or ?10.2(b)(i), as the case may be, exceeds Five Thousand Dollars ($5,000) (the “Threshold Amount”), at which time Buyer or the Sellers, as the case may be, shall be entitled to recover the aggregate amount of all Claims, including the Threshold Amount.  Buyer shall provide the Sellers, and the Sellers shall provide Buyer, with Notice of all Claims included in the Threshold Amount.  The maximum liability of Buyer or the Sellers under this Agreement for indemnification obligations under Sections ?10.2(a)(i) or ?10.2(b)(i), as the case may be, shall not exceed the Purchase Price (such maximum liability amount, the “Cap”).  Notwithstanding the foregoing, the Threshold Amount and the Cap shall not apply: (i) in the event of fraud or willful misrepresentation by the indemnifying party; or (ii) to indemnification obligations for Damages in connection with (x) a breach of the representations and warranties contained in Sections ?3.1?3.1 (“No Violation; Authorization”), ?3.4 (“Capitalization”), ?3.13 (“Employee Plans; ERISA”), ?3.16 (“Taxes”) and Section ?3.22

(“Environmental Claims”) or (y) a breach of any covenants of the Company or the Sellers, including, without limitation, ?6.55 (“Tax Covenants”) and 6.7 (“Confidentiality Obligations”).  For the sole purpose of calculating the amount of monetary damages that Buyer may be entitled to under this Article X (as opposed to determining if there has been a breach of a representation or warranty), the representations and warranties of the Company and the Sellers shall not be deemed qualified by any references to materiality, Material Adverse Effect or Knowledge.  All indemnification payments under Section ?10.2 shall be deemed adjustments to the Purchase Price.

10.5

Assumption and Defense of Third-Party Action.  If any Claim by Buyer or the Sellers hereunder arises out of a claim by a third party (a “Third-Party Claim”), the indemnifying party shall have the right, at its own expense and upon written notice to the indemnified party of its intent to do so within twenty (20) days of the Notice, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to the indemnified party, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld.  The indemnified party shall have the right to employ counsel to represent it if, in its reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnified party.  The indemnified party shall have the right to control the defense of any Third-Party Claim, notwithstanding the indemnifying party’s election to control the defense, if it notifies the indemnifying party that it is assuming the defense of such Claim and that the indemnifying party is relieved of its obligations to the claimant with respect to such Third-Party Claim and to the indemnified party, whereupon the indemnifying party shall be relieved of its obligations under this Article X with respect to such Third-Party Claim.  Except as provided in the preceding sentences, if the indemnifying party does not elect to assume control of the defense of any Third-Party Claim, the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such Third-Party Claim.  The indemnifying party agrees to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim.  It is expressly agreed and understood that any defense by the indemnifying party of any Third-Party Claims affecting or involving the Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Business, the Assets or the Stock.

10.6

Remedies Exclusive.  The remedies provided in Section ?10.2, subject to the limitations set forth in this Article X, and except for the remedy of specific performance where otherwise set forth in this Agreement, shall be the exclusive remedy available for any breach of a representation, warranty, covenant, or other agreement contained in this Agreement; provided, however, that nothing herein shall limit the rights of the parties to seek any remedy based upon fraud or criminal misconduct.

ARTICLE XI

MISCELLANEOUS

11.1

Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof if received during normal business hours and otherwise on the next business day and (iv) addressed as follows:

If to the Company or the Seller:

Pro Star Freight Systems Inc.

1325 W Irving Park Rd., Suite 201

Bensenville, IL 60106

Attn.:  President

Telecopy No.:

With a copy to:

Pryor Cashman LLP

7 Times Square

New York, NY  10036

Attn.:  M. Ali Panjwani, Esq.

Telecopy No.: (212) 798-6319

If to Buyer:

Hydrophi Technologies, Inc.

3440 Oakcliff  Road, Suite 100

Doraville, GA 30340

Attn.:  Chief Executive Officer

Telecopy No.:

With a copy to:

Golenbock Eiseman Assor Bell & Peskoe
437 Madison Avenue, 40th Floor
New York, NY 10022

Attn.:  Andrew Hudders, Esq.

Telecopy No.: (212) 754-0330

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

11.2

Benefit and Binding Effect.  Neither Buyer nor the Seller may assign this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

11.3

Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

11.4

Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

11.5

Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

11.6

Entire Agreement.  This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof.  All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.  This Agreement supersedes all prior negotiations and understandings between Buyer and Seller whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

11.7

Amendment.  This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

11.8

Severability.  If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable Law of such jurisdiction as it shall then appear.

11.9

Governing Law; Consent to Jurisdiction.

(a)

The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law.  Accordingly, the parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York, as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and any New York State or Federal Court sitting in New York County shall have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party.

(b)

The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the other party or to which such party is a party arising out of or relating to this Agreement or any Related Document or any transaction contemplated hereby or thereby.  The parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to such party and its counsel at their respective addresses specified in Section 11.1.  The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.10

Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.

11.11

Further Assurances and Consents.  From time to time after the Closing Date, without further consideration, the Seller and Buyer shall use reasonable efforts, to cooperate with the other party or parties to obtain any necessary third party consents or approvals to the assignment to Buyer of any contracts, leases, licenses and permits included in the Assets.

[remainder of page intentionally left blank; signature page follows]

This Agreement has been executed by the parties hereto as of the date first above written.

BUYER:

HYDROPHI TECHNOLOGIES GROUP, INC.

By:	/s/Roger M. Slotkin
Name: Roger M. Slotkin
Title: Chief Executive Officer

COMPANY:

PRO STAR FREIGHT SYSTEMS INC.

By:	/s/Nikola Zaric
Name: Nikola Zaric
Title: President

PRO STAR TRUCK CENTER INC.

By:	/s/Nikola Zaric
Name: Nikola Zaric
Title: President

SELLER:

PROSTAR HOLDINGS TRUST

By:	/s/Alan Lederfeind
Alan Lederfeind, as Trustee

By:	/s/Allan Povol
Allan Povol, as Trustee

By:	/s/Revital Israeli
Revital Israeli, as Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Solely as to Sections 2.2, 6.9, 6.10, 6.13, Articles X and XI:

INVESTOR:

MAGNA EQUITIES II, LLC

By:	/s/Joshua Sason
Name:	Joshua Sason
Title:	Managing Member

RIVERSIDE MERCHANT PARTNERS, LLC

By:	/s/David Bocchi
Name:	David Bocchi
Title:	Managing Member

31 GROUP, LLC

By:	/s/Joshua Sason
Name:	Joshua Sason
Title:	Managing Member

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]